UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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☐	Soliciting Material Pursuant to § 240.14a-12

MARITRANS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Two Harbour Place
302 Knights Run Avenue
Suite 1200
Tampa, Florida 33602
813-209-0600
March 15, 2006
Dear Fellow Maritrans Stockholder:
     You are cordially invited to attend the Annual Meeting of Stockholders of Maritrans Inc. (the “Company”), which will be held on Friday, April 28, 2006, at 9:00 a.m. local time, at the Hotel DuPont, 11th and Market Streets, Wilmington, Delaware 19801.
     There are three matters to be considered and voted upon at the meeting. They are the election of three directors, each to serve for a three-year term, the approval of the Maritrans Inc. Annual Incentive Plan and the ratification of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2006, each of which are more specifically discussed in the attached Proxy Statement. Also attached you will find the Notice of the Annual Meeting and your Proxy Form.
     It is important that your shares be represented at the meeting, and we hope you will be able to attend the meeting in person. Whether or not you plan to attend the meeting, please be sure to complete and sign the enclosed Proxy Form and return it to us in the envelope provided as soon as possible so that your shares may be voted in accordance with your instructions. Your prompt response will save the Company the cost of further solicitation of unreturned proxies.
     We look forward to seeing you in person on April 28, 2006.
Sincerely,

/s/ William A. Smith

William A. Smith
Non-Executive Chairman of the Board

MARITRANS INC.
Two Harbour Place
302 Knights Run Avenue
Suite 1200
Tampa, Florida 33602

NOTICE OF 2006 ANNUAL MEETING
OF STOCKHOLDERS
To Be Held April 28, 2006

     The Annual Meeting of Stockholders (the “Meeting”) of Maritrans Inc., a Delaware corporation (the “Company”), will be held at the Hotel DuPont, 11th and Market Streets, Wilmington, Delaware 19801 on Friday April 28, 2006, at 9:00 a.m. local time, for the purpose of considering and voting upon the following matters:
1.	To elect three directors to serve a three (3) year term;

2.	To approve the Maritrans Inc. Annual Incentive Plan (the “Plan”);

3.	To ratify the selection by the Board of Directors of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2006; and

4.	To transact such other business as may properly come before the Meeting and any adjournments or postponements thereof.
     The close of business on March 15, 2006 has been fixed as the date of record for determining stockholders of the Company entitled to receive notice of and to vote at the Meeting and any adjournments or postponements thereof.
     Your attention is directed to the accompanying Proxy Statement, which forms a part of this Notice. Your vote is important. Stockholders are respectfully requested by the Board of Directors to complete and sign the accompanying Proxy Form and return it to the Company in the enclosed, postage-paid envelope, whether or not you plan to attend the meeting. If you attend the Meeting, you may revoke your proxy, if you wish, and vote in person.

By Order of the Board of Directors,

Walter T. Bromfield
Secretary
Tampa, Florida
March 15, 2006

MARITRANS INC.
Two Harbour Place
302 Knights Run Avenue
Suite 1200
Tampa, Florida 33602

NOTICE OF 2006 ANNUAL MEETING
OF STOCKHOLDERS
To Be Held April 28, 2006

PROXY STATEMENT
     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Maritrans Inc. (the “Company”) for use at the 2006 Annual Meeting of Stockholders (the “Meeting”) to be held on Friday, April 28, 2006, at 9:00 a.m., local time, at the Hotel DuPont, 11th and Market Streets, Wilmington, Delaware 19801. Each proxy that is properly executed and returned in time for use at the Meeting will be voted at the Meeting and any adjournments or postponements thereof in accordance with the choices specified. Each proxy may be revoked by the person giving the same at any time before its exercise by notice in writing received by the Secretary.
     The cost of solicitation of proxies will be borne by the Company. Solicitation will be made by mail. Additional solicitation may be made by means of follow-up letter, telephone or fax by officers and employees of the Company, who will not be specially compensated for such services. Proxy forms and materials also will be distributed to beneficial owners through brokers, custodians, nominees and similar parties, and the Company intends to reimburse such parties, upon request, for reasonable expenses incurred by them in connection with such distribution.
     The Proxy Statement and the enclosed Proxy Form are first being mailed to stockholders on or about March 22, 2006. The address of the principal executive offices of the Company is: Maritrans Inc., Two Harbour Place, 302 Knights Run Avenue, Suite 1200, Tampa, Florida 33602.
     The Company’s annual report to stockholders for the year ended December 31, 2005, including audited financial statements, is being mailed to stockholders with this Proxy Statement, but does not constitute a part of this Proxy Statement.
VOTING AT THE MEETING
     Holders of the shares of the Company’s common stock, $.01 par value (“Common Stock”), of record at the close of business on March 15, 2006, are entitled to vote at the Meeting. As of close of business on the record date, 12,019,360 shares of Common Stock were outstanding. Each stockholder entitled to vote shall have the right to one vote for each share outstanding in such stockholder’s name. The presence in person or by proxy of the holders of record of a majority of the shares entitled to vote at the Meeting shall constitute a quorum. A quorum is necessary before business may be transacted at the Meeting except that, even if a quorum is not present, the stockholders present in person or by proxy shall have the power to adjourn the meeting from time to time until a quorum is present.
     Except for the election of directors, for which a plurality of votes cast is required, and except as otherwise required by law, the Company’s Restated Certificate of Incorporation or the Company’s By-Laws, the affirmative vote of a majority of the shares present in person or represented by proxy at the Meeting and entitled to vote is required to approve the Plan, to ratify the selection of Ernst & Young LLP or to take action with respect to any matter that may be properly brought before the meeting.
     With regard to the election of directors, votes may be cast in favor of or withheld from any or all nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum. Abstentions may be specified on the proposal to approve the Plan and ratify the selection of Ernst & Young LLP (but not for the election of directors). An abstention will be considered present and entitled to vote at the Meeting, but will not be counted as a vote cast in the affirmative. An abstention on the proposals to approve the Plan or to ratify the selection of Ernst & Young LLP will have the effect of a negative vote because these proposals require the affirmative vote of a majority of the shares present in person or represented by proxy at the Meeting and entitled to vote to be approved by the stockholders.
     Brokers who hold shares in street name for customers have the authority under the rules of the New York Stock Exchange to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote those shares with respect to the election of directors and the ratification of Ernst & Young LLP; however, brokers are not entitled to vote such shares with respect to the proposal to approve the Plan. A failure by brokers to vote these shares will have no effect on the outcome of the election of directors or the ratification of Ernst & Young LLP.
     Shares cannot be voted at the Meeting unless the holder of record is present in person or represented by proxy. The enclosed Proxy Form is a means by which a stockholder may authorize the voting of his or her shares at the Meeting. The shares of Common Stock represented by each properly executed Proxy Form will be voted at the Meeting in accordance with each stockholder’s directions. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed Proxy Form; if no choice has been specified, the shares will be voted as recommended by the Board. If any other matters are properly presented to the Meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their best judgment.
     Execution of the accompanying Proxy Form will not affect a stockholder’s right to revoke it by giving written notice of revocation to the Secretary of the Company before the proxy is voted, by voting in person at the Meeting, or by executing a later-dated proxy that is received by the Company before the Meeting.
     Your proxy vote is important to the Company. Accordingly, you are asked to complete, sign and return the accompanying Proxy Form, whether or not you plan to attend the Meeting, by April 21, 2006. If you plan to attend the Meeting to vote in person and your shares are registered with the Company’s transfer agent (American Stock Transfer & Trust Company) in the name of a broker, bank or other custodian, nominee or fiduciary, you must secure a proxy from such person assigning you the right to vote your shares.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information regarding the beneficial ownership of the Common Stock by certain stockholders beneficially owning greater than 5% of the shares of Common Stock outstanding as of March 1, 2006:

	Shares		Voting Power		Dispositive Power
	Beneficially	Percent
Name and Address of Beneficial Owner	Owned	Of Class	Sole	Shared	Sole	Shared
Ingalls & Snyder LLC (1) 61 Broadway New York, NY 10006	1,400,150	11.7%	—	—	—	1,400,150

Wellington Management Company, LLP (2) 75 State Street Boston, MA 02109	1,377,000	11.5%	—	753,000	—	1,377,000

The Bessemer Group, Incorporated 100 Woodbridge Center Drive Woodbridge, NJ 07095-0980	714,400	5.9%	—	714,400	—	714,400

(1)	Securities reported under shared dispositive power include securities owned by clients of Ingalls & Snyder LLC, a registered broker dealer and a registered investment advisor, in accounts over which employees hold discretionary investment authority or in accounts managed under investment advisory contracts. In addition to the Schedule 13G/A filed by Ingalls & Snyder, Robert L. Gipson also filed a Schedule 13G/A which lists 1,110,800 shares beneficially owned. Robert L. Gipson (“Gipson”) is a Senior Director of Ingalls & Snyder LLC (“I&S”), a registered broker dealer. Shares reported under shared dispositive power include shares held in I&S accounts where Gipson holds discretionary investment authority.

(2)	The securities as to which the Schedule 13G is filed by Wellington Management, in its capacity as investment adviser, are owned of record by clients of Wellington Management. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities.
     All the information in the table is presented in reliance on information disclosed by the named individuals and groups in the Schedule 13Gs filed with the Securities and Exchange Commission.
     The following table sets forth certain information regarding the beneficial ownership of Common Stock by each director of the Company, by each executive officer named in the Summary Compensation Table under “Compensation of Executive Officers,” and by all directors and executive officers of the Company and its subsidiaries, as a group, as of March 1, 2006.
Share Ownership of Management and the Board of Directors

	Shares Beneficially Owned
	(1)(2)
Name	Number	Percent
Dr. Robert E. Boni (3)	41,047	*
Dr. Craig E. Dorman (4)	48,078	*
Frederick C. Haab (5)	11,790	*
Robert J. Lichtenstein (6)	49,061	*
William A. Smith (7)	11,671	*
Brent A. Stienecker (8)	28,635	*
Jonathan P. Whitworth (9)	100,532	*
Matthew J. Yacavone	1,433	*
Christopher J. Flanagan	12,122	*
Walter T. Bromfield (10)	84,703	*
Rosalee R. Fortune	3,026	*

All directors and executive officers as a group (13 persons)	485,139	4.0%

*	less than one percent

(1)	Unless otherwise indicated, each person has sole voting and investment power with respect to all Common Stock owned by such person.

(2)	The address of each stockholder listed is Two Harbour Place, 302 Knights Run Avenue, Suite 1200, Tampa, FL 33602.

(3)	Dr. Boni has shared investment power for a portion of the shares with his wife. Shares of Common Stock subject to options exercisable within 60 days of March 1, 2006 total 5,614.

(4)	Dr. Dorman has shared investment power for a portion of the shares with his wife. Shares of Common Stock subject to options exercisable within 60 days of March 1, 2006 total 28,259.

(5)	Mr. Haab has shared investment power for a portion of the shares with his wife. Shares of Common Stock subject to options exercisable within 60 days of March 1, 2006 total 1,207.

(6)	Mr. Lichtenstein has shared investment power for a portion of the shares with his wife. Shares of Common Stock subject to options exercisable within 60 days of March 1, 2006 total 9,787.

(7)	Shares of Common Stock subject to options exercisable within 60 days of March 1, 2006 total 2,414.

(8)	Shares of Common Stock subject to options exercisable within 60 days of March 1, 2006 total 17,215.

(9)	Mr. Whitworth has shared investment power for a portion of the shares with his wife.

(10)	Mr. Bromfield has shared investment power for a portion of the shares with his wife. Shares of Common Stock subject to options exercisable within 60 days of March 1, 2006 total 45,893.
     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes securities over which voting or investment power is held. Shares of Common Stock subject to options exercisable within 60 days of March 1, 2006, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Shares that carry restrictions as to vesting and shares subject to options currently exercisable within 60 days of March 1, 2006, are considered beneficially owned with respect to this table.
MATTERS CONCERNING DIRECTORS
Election of Directors
     The Company’s Restated Certificate of Incorporation provides that the Board of the Company is classified into three classes of directors having staggered terms of office.
     The Board is currently comprised of six directors serving staggered terms of office. The term of two current directors, Mr. William A. Smith and Dr. Robert E. Boni, will expire at the 2006 Annual Meeting. The Board has nominated Mr. William A. Smith for election as a director of the Company. If elected, Mr. Smith’s term of office will expire in 2009. Dr. Robert E. Boni is retiring from the Board and, therefore, is not standing for re-election. The remaining four directors will continue to serve in accordance with their prior election. In addition, the Board is nominating Mr. Jonathan P. Whitworth and Mr. Gary K. Wright for election as directors of the Company. These nominations fill existing open seats on the Board.
     Unless instructed otherwise, the persons named in the enclosed proxy, or their substitutes, will vote signed and returned proxies FOR the nominees. Mr. Smith, Mr. Whitworth and Mr. Wright have agreed to serve if elected. The nominees are to be elected by a plurality of the votes cast at the Meeting.
     If for any reason not presently known, a nominee is not available for election, another person may be nominated by the Board and voted for in the discretion of the persons named in the enclosed proxy. Vacancies on the Board occurring after the election will be filled by Board appointment to serve as provided by the Company’s By-Laws.
     The Board recommends a vote FOR the nominees.
     The information provided below with respect to the nominees for director and each other person currently serving as a director of the Company whose term of office will continue after the Meeting has been provided by each such person at the request of the Company.
Nominees for Election at the 2006 Annual Meeting for Terms Expiring in 2009

William A. Smith	Mr. Smith has been a Managing Director of Galway Group, L.P., an investment banking and energy consulting firm, or its affiliates, since September 2002. From 1999 to 2002, Mr. Smith worked in various capacities at El Paso Corporation, most recently Chairman of El Paso Merchant Energy’s Global Gas Group. Previous positions at El Paso included President of El Paso Global LNG and Executive Vice President of Corporate Development. Prior to Sonat Inc.’s merger with El Paso in 1999, Mr. Smith held various executive positions with Sonat, including Executive Vice President and General Counsel for several years before the merger. He has been Chairman of the Board of Directors of Advanced Production and Loading ASA, a Norwegian oil service company listed on the Oslo Stock Exchange, or its predecessor since June 2004. On February 15, 2005, Mr. Smith was named Non-Executive Chairman of the Board of the Company. He is also a member of the Company’s Audit Committee of the Board. Mr. Smith is 61 and has served on the Board since 2003.

Jonathan P. Whitworth	Mr. Whitworth is the Chief Executive Officer of Maritrans Inc. and President of its wholly owned subsidiary, Maritrans General Partner Inc. since May 2004. From 2000 to 2004, he was Managing Director at Teekay Shipping (USA), Inc. From

1994 to 2000, Mr. Whitworth held various positions with SeaRiver Maritime Inc., a wholly owned subsidiary of ExxonMobil Corporation, including Head of Business Development. He also sailed as an officer aboard international product and chemical tankers from 1989 to 1994. Mr. Whitworth is 39.

Gary K. Wright	Mr. Wright was President of LNB Energy Advisors, a provider of bank credit facilities and strategic advice to small and mid-sized oil and gas producers from 2003 to 2004. From 2001 to 2003, he was an independent consultant to the energy industry. From 1998 to 2001 he was North American Credit Deputy and from 1992 to 1998 he was Managing Director and Senior Client Manager for the Global Oil and Gas Group of Chase Manhattan Bank. From 1990 to 1992, he was Manager of the Chemical Bank Worldwide Energy Group. He is the Chairman of the Audit Committee and member of the Compensation Committee and the Oil & Gas Committee of the Penn Virginia Corporation Board of Directors. Mr. Wright is 61.
Directors Continuing in Office with Terms Expiring in 2007

Robert J. Lichtenstein	Mr. Lichtenstein has been a partner in the law firm of Morgan, Lewis & Bockius LLP since 1988. He is the Chairman of the Company’s Nominating and Corporate Governance Committee of the Board. See “Certain Transactions — Other”. Mr. Lichtenstein is 58 and has served on the Board since 1995.

Frederick C. Haab	Mr. Haab is Chairman of F.C. Haab Co., Inc., a petroleum products and HVAC services company. Mr. Haab is presently on the Regional Board of PNC Bank of Philadelphia having previously served as Audit Committee Chairman on the Midlantic Bank Board of Directors. He is a member of the Boards of The Lankenau Hospital Foundation and The Episcopal Academy and Vice President of The Union League of Philadelphia. He is the Chairman of the Company’s Compensation Committee and a member of the Company’s Audit Committee of the Board. Mr. Haab is 68 and has served on the Board since 2002.
Directors Continuing in Office with Terms Expiring in 2008

Dr. Craig E. Dorman	Dr. Dorman is Vice President, Academic Affairs and Research at the University of Alaska, Statewide System. From 1996 through early 2002, Dr. Dorman was on an Intergovernmental Personnel Act (IPA) assignment to the Office of Naval Research from Pennsylvania State University, where he was a Senior Scientist at the Applied Research Lab. In 1994 through mid-1995, he served as Deputy Director Defense Research and Engineering for Laboratory Management, U.S. Department of Defense, on an IPA assignment from Woods Hole Oceanographic Institute (WHOI). He was Director and Chief Executive Officer of WHOI from 1989 through 1993. From 1962 to 1989, Dr. Dorman was an officer in the U.S. Navy, most recently Rear Admiral and Program Director for Anti-Submarine Warfare. He is a member of the Company’s Compensation and Nominating and Corporate Governance Committees of the Board. Dr. Dorman is 65 and has served on the Board since 1991.

Brent A. Stienecker	Mr. Stienecker retired as President of Crowley Marine Services, a tug and barge and specialized contract services subsidiary of Crowley Maritime Corporation on December 31, 1998. He served as President of Crowley Marine Services from 1992 through 1998. Mr. Stienecker had been employed by Crowley Maritime Corporation in various capacities since 1975. He is the Chairman of the Company’s Audit Committee of the Board. Mr. Stienecker is 67 and has served on the Board since 1999.

Requirements for Advance Notification of Nominees
     Section 4.13(b) of the Company’s By-Laws provides that any stockholder entitled to vote for the election of a director at a meeting may nominate a director for election if written notice of the stockholder’s intent to make such a nomination is received by the Secretary of the Company not less than 14 days nor more than 50 days prior to any meeting of the stockholders called for the election of directors, with certain exceptions. This notice must contain or be accompanied by the following information:
(a)	the name of the stockholder who intends to make the nomination;

(b)	a representation that the stockholder is a holder of record of the Company’s voting stock and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

(c)	such information regarding each nominee that would be required in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission if proxies had been solicited with respect to the nominee by the management or Board of the Company;

(d)	a description of all arrangements or understandings among the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; and

(e)	the consent of each nominee to serve as a director of the Company.
     Pursuant to the above requirements, the Secretary of the Company must receive appropriate notices in respect of nominations for directors no later than April 14, 2006.
Information on Committees of the Board of Directors
     There were seven Board meetings and sixteen Board Committee meetings during 2005. Each director attended more than 75% of the combined number of meetings of the Board and Committees thereof on which he served.
     The Board has established standing Audit, Compensation and Nominating and Corporate Governance Committees. The principal responsibilities of the Committees are described below. Information regarding the members of each Committee is included in the director biographies set forth under “Matters Concerning Directors.”
     The Audit Committee presently consists of three non-employee directors: Brent A. Stienecker (Chairman), Frederick C. Haab and William A. Smith. The Audit Committee met eight times in 2005 and is required to meet four times annually. The Company’s independent auditors attended eight of the Audit Committee meetings. The members of the Committee must be independent. The members are appointed annually by the Company’s Board. The Board has determined that all members of the Audit Committee are financially literate and that Brent A. Stienecker possesses the accounting and financial management expertise as defined by the New York Stock Exchange listing standards and is the Audit Committee financial expert pursuant to the applicable Securities and Exchange Commission rules. The Committee has responsibility for overseeing the Company’s financial reporting process on behalf of the Board; reviewing the independence of the Company’s independent auditors; recommending to the Board the independent auditors to be retained by the Company; reviewing the audited financial results for the Company; reviewing with the Company’s independent auditors the scope and results of their quarterly reviews and annual audits; and reviewing with the independent auditors and with Company management the Company’s accounting and reporting principles, practices and policies and the adequacy of the Company’s accounting, operating and financial methods and controls. The Audit Committee has considered the compatibility of non-audit services with the auditor’s independence. The Board has adopted a written charter for the Audit Committee.
     The Compensation Committee presently consists of three non-employee directors: Mr. Frederick C. Haab (Chairman), Dr. Robert E. Boni and Dr. Craig E. Dorman. The Compensation Committee met five times in 2005 and is required to meet three times annually. The members of the Committee must be independent. The members are appointed annually by the Company’s Board. The primary duties of the Compensation Committee include: annually reviewing and recommending to the Board, for final approval, the total compensation package for all executive officers of the Company (executive officers are defined as the CEO, CFO, Business Leaders and others designated as “Executives” under the Company’s incentive compensation plans); annually reviewing and approving the general compensation policy and practice for all other employees of the Company and its subsidiaries; administering the Equity Compensation Plan, the 1999 Directors and Key Employees Equity Compensation Plan and the 2005 Omnibus Equity Compensation Plan; reviewing and monitoring the Company’s investment policy and practices with respect to the assets of the Retirement Plan and the Profit Sharing and Savings Plan; determining the contribution to the profit sharing portion of the Profit Sharing and Savings Plan; considering and recommending to the Board, when appropriate, amendments or modifications to existing compensation and employee benefit programs and the adoption of new plans; evaluating the performance of the Company’s Chief Executive Officer against pre-established criteria; and reviewing with the Company’s Chief Executive Officer the performance of the executive officers who report to him and in conjunction with the Chief Executive Officer, establishing and monitoring the succession plan for executive management.
     The Nominating and Corporate Governance Committee presently consists of three non-employee directors: Robert J. Lichtenstein (Chairman), Dr. Robert E. Boni and Dr. Craig E. Dorman. The Nominating and Corporate Governance Committee met three times in 2005 and is required to meet three times annually. The members of the Committee must be independent. The members are appointed annually by the Company’s Board. The primary duties and responsibilities of the Nominating and Corporate Governance Committee include: annually determining and recommending to the Board the slate of nominees to be members of the Board that will be submitted to, and voted upon by, the stockholders; determining and recommending to the Board any individual who is to be elected by the Board as a member to fill a vacancy; annually determining and recommending to the Board those directors who are to serve as members of the various Committees of the Board and recommending the chairman of each of the Committees; periodically considering the size of the Board and, when appropriate, recommending changes to the Board; periodically evaluating the standing Committees of the Board; leading the Board and Committee self-evaluation process and, when appropriate, recommending deletion or creation of additional Committees; developing and implementing policies and procedures related to corporate governance, including reviewing and monitoring implementation of the Company’s Corporate Governance Guidelines; and determining the compensation paid to the Board.
Corporate Governance Matters
     Director Independence
     The Board has relied upon the New York Stock Exchange definition of “independence” in determining the independence of the members of the Board. The New York Stock Exchange independence tests state that no director qualifies as independent unless the board of directors affirmatively determines that the director has no material relationship with the Company. In addition, a director is not independent if: (i) the director is, or has been within the last three years, an employee of the Company or an immediate family member1 is, or has been within the last three years, an executive officer of the Company; (ii) the director has received, or an immediate family member has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), (iii) (A) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such firm; (C) the director has an immediate family member who is a current employee of such firm and who participates in the firm’s audit, assurance and tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time; (iv) the director or an immediate family is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or (v) the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.
     The Board, in applying the above referenced independence tests, has affirmatively determined that the Company’s current independent directors are Dr. Robert E. Boni, Dr. Craig E. Dorman, Frederick C. Haab, Robert J. Lichtenstein, William A. Smith and Brent A. Stienecker. As part of the Board’s process of making the

[1]	“Immediate family member” is defined as including a person’s spouse, parents, children, siblings, mother and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who share such person’s home.

independence determination, each director provided written assurances that all of the above criteria have been satisfied and he has no other material relationship with the Company that could interfere with his ability to exercise independent judgment. A majority of the Company’s Board have been determined to meet the New York Stock Exchange’s standards for independence.
     The Company’s independent directors held four formal meetings independent from management during 2005. Mr. Smith acted as Chairman at the meetings of the independent directors.
     Audit Committee
•	The Board has determined that each member of the Audit Committee is independent in accordance with applicable New York Stock Exchange and Securities and Exchange Commission guidelines. See discussion in “Director Independence” above.

•	The Board has determined that all members of the Audit Committee are financially literate and that Brent A. Stienecker possesses the accounting and financial management expertise as defined by the New York Stock Exchange listing standards and is the Audit Committee financial expert pursuant to the applicable Securities and Exchange Commission rules.

•	The Board has adopted a formal charter under which the Audit Committee operates. The charter governs the duties, responsibilities and conduct of the Audit Committee. Copies of the charter can be accessed on the Company’s website, www.maritrans.com or by contacting the Company at the address listed on the first page of this Proxy Statement (Attention: Investor Relations) or by calling (813) 209-0600 ext. 520.

•	The Company’s independent auditors, Ernst & Young LLP, report directly to the Audit Committee.

•	The Audit Committee meets with management and Ernst & Young LLP prior to the filing of all officers’ certifications with the Securities and Exchange Commission.

•	The Audit Committee has adopted a confidential and anonymous reporting hotline for employees to contact the Committee with any concerns regarding questionable accounting or auditing practices.
     Nominating and Corporate Governance Committee
•	The Board has determined that each member of the Nominating and Corporate Governance Committee is independent in accordance with applicable New York Stock Exchange and Securities and Exchange Commission guidelines. See discussion in “Director Independence” above.

•	The Board has adopted a formal charter under which the Nominating and Corporate Governance Committee operates. The charter governs the duties, responsibilities and conduct of the Nominating and Corporate Governance Committee. Copies of the charter can be accessed on the Company’s website, www.maritrans.com or by contacting the Company at the address listed on the first page of this Proxy Statement (Attention: Investor Relations) or by calling (813) 209-0600 ext. 520.

•	The Nominating and Corporate Governance Committee considers candidates to be recommended to the stockholders for membership on the Board as suggested by the existing Board members (including members of the Committee) as well as by management or stockholders. A stockholder who wishes to recommend a prospective nominee for consideration by the Committee must follow the procedures described in the section entitled “Requirements for Advance Notification of Nominees” in this Proxy Statement. Upon identifying a prospective nominee, the Nominating and Corporate Governance Committee makes an initial determination as to whether to conduct a full evaluation of the candidate based on the information provided to the Committee along with the Committee’s knowledge of the prospective candidate. The preliminary determination is based on the size, function and needs of the Board. Once the Committee determines that they will proceed will a full evaluation, the Committee assesses the candidate’s qualifications in light of the Company’s Corporate Governance Guidelines, including each candidate’s competency in the following areas: (i) industry knowledge; (ii) accounting and finance; (iii) business judgment; (iv) management; (v) leadership; (vi) business strategy; (vii) crisis management; (viii) corporate governance; and (ix) risk management. The Committee also considers any other relevant factors as it deems appropriate. In conjunction with the evaluation, the Committee determines whether it will conduct an interview with the candidate. If an interview is warranted, either one member of the Committee, the full Committee or the Committee as well as other Board members conduct the interview. Once the evaluation and interview is complete and the Committee has determined that they would like to recommend the candidate, the candidate is recommended to the full Board. The Board will determine the nominees after considering the recommendations of the Committee. The Company does not make any distinction between internally recommended candidates and candidates recommended by stockholders.
     Compensation Committee
•	The Board has determined that each member of the Compensation Committee is independent in accordance with the New York Stock Exchange and Securities and Exchange Commission guidelines. See discussion in “Director Independence” above.

•	The Board has adopted a formal charter under which the Compensation Committee operates. The charter governs the duties, responsibilities and conduct of the Compensation Committee. Copies of the charter can be accessed on the Company’s website, www.maritrans.com or by contacting the Company at the address listed on the first page of this Proxy Statement (Attention: Investor Relations) or by calling (813) 209-0600 ext. 520.
     Corporate Governance Guidelines
•	The Board has adopted formal guidelines under which the Board operates. The guidelines govern the duties, responsibilities and conduct of the Board. Copies of the guidelines can be accessed on the Company’s website, www.maritrans.com or by contacting the Company at the address listed on the first page of this Proxy Statement (Attention: Investor Relations) or by calling (813) 209-0600 ext. 520.
     Business Ethics Policy
•	The Board has adopted a Business Ethics Policy. The Policy includes provisions including, but not limited to, conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of Company assets, compliance with laws, rules and regulations and encouraging the reporting of any illegal or unethical behavior. The Policy also includes Special Ethics Guidelines for Employees with Financial Reporting Responsibilities. Copies of the Policy can be accessed on the Company’s website, www.maritrans.com or by contacting the Company at the address listed on the first page of this Proxy Statement (Attention: Investor Relations) or by calling (813) 209-0600 ext. 520.
     Loans to Executive Officers and Directors
     It is the Company’s policy to comply with and operate in a manner consistent with legislation in existence prohibiting the granting of personal loans to executive officers and directors.
     Attendance at Annual Meeting of Stockholders
     It is the Board’s policy to expect that all directors will attend the annual meeting of stockholders, except where failure to attend resulted from unavoidable circumstances discussed in advance with the Chairman of the Board. All members of the Board attended the 2005 Annual Meeting of Stockholders.
     Communication with the Board
     A stockholder who wishes to communicate with the Board may do so by sending an e-mail to BOD@maritrans.com or by sending a written request addressed to the Directors in care of Judith M. Cortina, Director of Finance and Controller, at the address appearing on the front page of this Proxy Statement. Communications will be relayed to the intended Board recipient except in instances where it is deemed unnecessary or inappropriate to do so pursuant to the procedures established by the Nominating and Corporate Governance Committee. Any communications withheld will nonetheless be recorded and available for any director who wishes to review it.

     Directors’ Compensation
     Each independent director was paid an annual retainer fee of $30,000, of which one-half was paid in cash and one-half was paid in Company Common Stock if a minimum stock ownership requirement of $150,000 was not then satisfied. If the independent director owned Company Common Stock in excess of $150,000, then the total retainer was paid in cash. The chairman of each committee received an annual retainer fee of $5,000. Each audit committee member received an additional annual amount of $2,500. The Non-Executive Chairman received an additional annual fee of $5,000. In addition, the directors received an annual stock grant with a present value equal to $20,000.
     During 2005, pursuant to its compensation policy for independent directors, two directors received 381 shares each for the annual stock grant. The aggregate amount of cash paid to directors in 2005 was $195,000.
APPROVAL OF THE MARITRANS INC. ANNUAL INCENTIVE PLAN
General
     The Board of Directors has approved the Maritrans Inc. Annual Incentive Plan (the “Plan”) and is submitting the Plan for stockholder approval with respect to awards to be made to “Tier I Officers,” which are defined as the Chief Executive Officer and those other senior officers who are among the top six most highly compensated employees of the Company and its subsidiaries and are designated by the Compensation Committee as Tier I Officers for any particular performance period, if any. Under the Plan, the Company will be able to award cash bonuses to employees based on the Company’s performance, the performance of certain business units and, where appropriate, individual performance. Employees and employees of subsidiaries companies are eligible to participate in the Plan. Stockholder approval of the Plan is only being requested with respect to Tier I Officers. Section 162(m) of the Internal Revenue Code limits the compensation deduction the Company may take to $1.0 million per employee, but excepts “qualified performance-based compensation” in any taxable year, if, among other things, the material terms of the performance-based compensation have been approved by the Company’s stockholders. If the Plan receives stockholder approval at the Meeting, the Plan will meet the requirements of Section 162(m) and the amount of compensation deduction that the Company may take will not be limited. If the stockholders do not approve the Plan with respect to Tier I Officers, no awards will be paid to Tier I Officers under the Plan regardless of whether the awards would otherwise be earned. If the stockholders do not approve the Plan with respect to Tier I Officers, the Board may adopt, or may not adopt, another cash bonus plan for the benefit of such individuals. Stockholders are not being asked to approve the Plan as it relates to employees of the Company other than Tier I Officers. Therefore, the failure of the stockholders to approve the Plan with respect to Tier I Officers will have no effect on the Plan as it relates to employees of the Company who are not Tier I Officers. A copy of the Plan is attached to this Proxy Statement as Appendix A.
The following is a summary of the material terms of the Plan.
Description of the Plan
     Purpose: The Plan provides a means for awarding cash bonuses to employees and employees of subsidiaries, including executive and Tier I officers, based on the satisfaction of certain preset performance objectives (referred to as performance goals) over the fiscal year or any other period designated by the Compensation Committee (referred to as the performance period). The objectives of the Plan are:
•	to enhance the Company’s ability to attract, reward and retain employees,

•	to strengthen employee commitment to the Company’s success,

•	to align employee interests with those of the Company’s stockholders by providing compensation that varies based on the Company’s success.
     Administration: The Plan will be administered and interpreted by the Compensation Committee of the Board. Under the Plan, the Compensation Committee may delegate its responsibilities to the Chief Executive Officer as it deems appropriate except that the Compensation Committee may not delegate its responsibilities with respect to Tier I Officers. The term “Committee” refers to the Compensation Committee or the Chief Executive Officer, depending on whether the Compensation Committee exercises its delegation authority.

The Committee has the authority to establish the rules and regulations relating to the Plan, to interpret the Plan and those rules and regulations, to select participants, to determine each participant’s target award percentage, to approve awards under the Plan, to decide the facts in any case arising under the Plan and to make all other determinations, including factual determinations, and to take all other actions necessary or appropriate for the proper administration of the Plan, including the delegation of its authority or power; provided that only the Compensation Committee has authority to amend (subject to stockholder approval in certain instances) or terminate the Plan and the Compensation Committee may not increase the amount of an award payable to a Tier I Officer pursuant to the terms of the Plan.
     Eligibility and Participation: Employees of the Company and its subsidiaries and nonresident aliens who are employed by the Company are eligible to participate in the Plan. For 2006, it is intended that approximately sixteen employees will be eligible to receive awards under the Plan. The Committee will select the employees who will participate in the Plan for each performance period and those that will be Tier I Officers. Subject to certain limited exceptions, to be eligible for an award in any given year, an employee must be actively employed by the Company on the date payment of the award is made.
A newly hired employee is eligible to receive a prorated award for a fiscal year if the employee’s date of hire occurs on or before September 30, or such other date as the Committee may specify. An employee may only participate in one annual incentive plan for any specific period of time.
     Target Award Percentage. As soon as practicable, but no later than 90 days after the beginning of the Company’s fiscal year or the date on which 25% of the fiscal year has been completed, whichever is earlier, the Committee will determine the employees who will be designated Tier I Officers for the performance period and will determine each such participant’s target award percentage. For the 2006 performance period, only the Company’s Chief Executive Officer will be considered a Tier I Officer.
     For all participants the target award percentage is the percentage of such participant’s base salary earned during the fiscal year (excluding bonuses, special awards and other non-base compensation) that the participant will receive if the targeted level of performance is achieved for each of the performance goals set by the Committee for that performance period.
     Performance Goals. For target awards designated as “qualified performance-based compensation,” the performance goals are based on pre-established objective business criteria set forth in writing at the beginning of each fiscal year by the Committee. The relevant criteria may include, either in absolute terms or in comparison to publicly available industry standards or indices; earnings, revenue, operating margins and statistics, operating or net cash flows, financial return and leverage ratios, total stockholder returns, market share and safety statistics. The Committee determines the objective business criteria upon which the performance goals are based and the weight to be accorded each.
For target awards not designated as “qualified performance-based compensation,” the performance goals of the Company, business unit or the individual, may be based on one of the objective business criteria listed above, and/or such other performance measures or goals, whether quantitative or qualitative, developed pursuant to the Company’s operating plan for the fiscal year.
     Changes to Targets or Performance Goals. With respect to target awards designated as “qualified performance-based compensation,” the Committee may, to the extent consistent with the requirements of Section 162(m) of the Code, at any time prior to the financial determination of awards, change the performance goals to reflect a change in corporate capitalization, such as a stock split or stock dividend, or a corporate transaction, such as a merger, consolidation, separation, reorganization or partial or complete liquidation, or to equitably reflect the occurrence of any extraordinary event, any change in applicable accounting rules or principles, any change in our method of accounting, any change in applicable law, any change due to any merger, consolidation, acquisition, reorganization, stock split, stock dividend, combination of shares or other changes in the Company’s corporate structure or shares, or any other change of a similar nature.
Except with respect to awards to Tier I Officers, the Committee may, at any time prior to the final determination of awards, change a participant’s target award percentage or assign a different target award percentage to reflect any change in the participant’s responsibility level or position during the performance period.

     Earning Awards. Generally, a participant earns an award for a performance period based on the level of achievement of the performance goals established by the Committee for that period. The amount of an award may be increased above the target award amount if the level of achievement of the performance goals exceeds the targeted level of performance. An award may also be reduced below the target award amount if actual performance is below the targeted level, but at or above the minimum level. A participant will receive no award if the level of achievement of all performance goals is below the minimum required to earn an award for the applicable performance period. The awards for Tier I Officers may also be reduced, notwithstanding achievement of the performance goals, but may not be increased other than solely as set by the Committee during the period described above.
     Determination and Payment of Awards. Upon certification of the achievement of the applicable performance goals by the Committee, a participant’s award will normally be paid in a single lump sum cash payment on or before March 15 following the end of the fiscal year in which the award was earned.
     Amendment and Termination of Plan. The Committee has the authority to amend, modify or terminate the Plan; provided, that the Committee may not amend the Plan without obtaining stockholder approval if stockholder approval is required under Section 162(m) of the Code. No amendment which adversely affects a participant’s right to or interest in an award earned prior to the date of the amendment shall be effective without the participant’s agreement.
     New Plan Benefits. The amounts payable under the Plan for 2006 cannot be determined until after the 2006 fiscal year is completed and achievement of the various performance goals is determined. Accordingly, the benefits or amounts of awards, if any, that will be received by or allocated to: (a) the Chief Executive Officer; (b) each of the other named executive officers; (c) the executive officers of the Company as a group; and (d) Company employees who are not executive officers as a group, are not yet determinable. Directors of the Company who are not employees do not participate in the Plan.
     Federal Income Tax Consequences
     The following description of the federal income tax consequences of awards under the Plan is a general summary. State, local, and other taxes may also be imposed in connection with awards. This discussion is intended for the information of stockholders considering how to vote at the Meeting and not as tax guidance to individuals who participate in the Plan.
     Awards generally will be subject to tax, and to the extent such awards qualify as performance-based compensation under Section 162(m) of the Code or are otherwise deductible as compensation, the Company will be entitled to a corresponding tax deduction in the year the award is paid.
     The Board recommends a vote FOR this proposal.
Equity Compensation Plan Information

			(c) Number of
			securities
			remaining available
			for future issuance
			under equity
			compensation plans
	(a) Number of	(b)	(excluding
	securities to be issued	Weighted-average	securities
	upon exercise of	exercise price of	reflected in
Plan Category	outstanding option	outstanding options	column (a))
Equity compensation plans approved by security holders	38,170	$11.02	286,165

Equity compensation plans not approved by security holders*	191,758	$8.35	28,709

Total	229,928	$8.79	314,874

* These securities are issuable pursuant to the Maritrans Inc. 1999 Directors and Key Employees Equity Compensation Plan, a description of which is included in Footnote 5 “Stock Incentive Plans” to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2005.
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has selected Ernst & Young LLP as the Company’s independent registered public accounting firm to perform the audit of the Company’s financial statements and internal control over financial reporting for 2006. Ernst & Young LLP was the Company’s independent registered public accounting firm for the year ended December 31, 2005.
Ernst & Young LLP representatives are expected to attend the 2006 Annual Meeting of Stockholders. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.
We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Although ratification is not required by our By-Laws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
The Board recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s public accounting firm.

COMPENSATION OF EXECUTIVE OFFICERS
     The following Summary Compensation Table sets forth the cash compensation and certain other components of the compensation received by the Chief Executive Officer and the other four most highly compensated executive officers of the Company or its subsidiaries during the three years ended December 31, 2005, 2004 and 2003.
Summary Compensation Table

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
				Other	Restricted	Securities
				Annual	Stock	Underlying	LTIP	All Other
		Salary	Bonus	Compensation	Awards	Options	Payouts	Compensation
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	(#)	($)	($)(3)
Jonathan P. Whitworth	2005	325,000	37,500	19,113	249,750	—	75,000	12,884
Chief Executive Officer	2004	212,500	—	11,178	1,132,500	—	—	46,019
and President of Maritrans	2003	—	—	—	—	—	—	—
General Partner Inc.

Christopher J. Flanagan	2005	205,846	37,500	—	—	—	37,500	4,740
Vice President, Engineering and	2004	53,846	100,000	—	150,000	—	—	22,339
Maintenance, Maritrans	2003	—	—	—	—	—	—	—
Operating Company L.P.

Matthew J. Yacavone	2005	196,296	20,000	450	14,401	—	69,906	13,541
Vice President, Business	2004	161,827	10,000	—	—	—	—	24,860
Development, Maritrans Inc.	2003	—	—	—	—	—	—	—

Walter T. Bromfield	2005	195,554	32,000	450	50,846	—	61,000	13,652
Vice President, Chief Financial	2004	187,308	—	3,654	64,103	—	—	13,584
Officer and Secretary	2003	180,000	—	11,077	43,118	3,583	19,294	9,566

Rosalee R. Fortune	2005	185,262	30,000	3,000	27,127	—	55,000	12,916
Vice President, Business Services,	2004	178,654	—	1,500	—	—	—	2,176
Maritrans Operating Company L.P.	2003	30,288	—	300	—	—	—	—

(1)	In 2005, each of the named executive officers received other annual compensation in the form of one or more of the following: auto allowances, country club dues, health club dues and medical waivers. Mr. Whitworth received $14,400 for auto allowance and $3,405 for health club dues. Mr. Hackett received $13,584 for auto allowance and $5,969 for country club dues.

(2)	The shares granted carry restrictions, which lapse in periods of up to five years. At December 31, 2005, the aggregate number of restricted shares held by each executive officer and the value of such shares were as follows:
Aggregate Restricted Stock Holdings

	# of shares	$ value
Jonathan P. Whitworth	73,500	1,912,470
Christopher J. Flanagan	8,220	213,884
Matthew J. Yacavone	731	19,021
Walter T. Bromfield	9,579	249,246
Rosalee R. Fortune	1,377	35,830

(3)	In 2005, all other compensation for each of the named executive officers consists primarily of profit sharing contributions for the following: Mr. Whitworth $12,688; Mr. Flanagan $3,650; Mr. Yacavone $13,541; Mr. Bromfield $13,652 and Ms. Fortune $12,916.
     Option Grants in 2005
     No options were granted in 2005.
     Aggregated Option Exercises in 2005 and 2005 Year-end Options Values
     The following table summarizes options exercised during 2005 and presents the value of unexercised options held by the named executive officers at year-end:

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-the-Money Options
	Shares		Options at 12/31/05	at 12/31/05
	Acquired	Value	Exercisable (E)	Exercisable (E)
Name	on Exercise	Realized	Unexercisable (U)	Unexercisable (U)
Walter T. Bromfield	1,972	$30,556	43,386(E)	$820,224(E)
			3,701(U)	$51,826(U)
     Retirement Plan
     The following table sets forth the estimated annual benefits payable upon retirement under the Company’s Retirement Plan and Excess Benefit Plan.
PENSION PLAN TABLE
Years of Credited Service

Annual
Compensation	15	20	25	30
$100,000	$24,000	$32,000	$40,000	$48,000
125,000	30,000	40,000	50,000	60,000
150,000	36,000	48,000	60,000	72,000
175,000	42,000	56,000	70,000	84,000
200,000	48,000	64,000	80,000	96,000
225,000	54,000	72,000	90,000	108,000
250,000	60,000	80,000	100,000	120,000
275,000	66,000	88,000	110,000	132,000
300,000	72,000	96,000	120,000	144,000
325,000	78,000	104,000	130,000	156,000
350,000	84,000	112,000	140,000	168,000
375,000	90,000	120,000	150,000	180,000
400,000	96,000	128,000	160,000	192,000
425,000	102,000	136,000	170,000	204,000
450,000	108,000	144,000	180,000	216,000
475,000	114,000	152,000	190,000	228,000
$500,000	$120,000	$160,000	$200,000	$240,000
     The following table sets forth the years of credited service through December 31, 2005, for the Chief Executive Officer and the other four most highly compensated executive officers of the Company or its subsidiaries.

YEARS OF CREDITED SERVICE

Years of
Recipient	Credited Service
Jonathan P. Whitworth	1
Christopher J. Flanagan	1
Matthew J. Yacavone	1
Walter T. Bromfield	24
Rosalee R. Fortune	2
     Each eligible employee who has completed 1,000 hours of service in an eligibility computation period becomes a participant in the Company’s Retirement Plan. The Retirement Plan is a noncontributory defined benefit pension plan under which the contributions are actuarially determined each year. Retirement benefits are calculated, for those employees who commenced participation on or after August 14, 1984, as 48% of the average basic monthly compensation reduced by 1/30th for each year of service at retirement which is under 30 years of service, or for those employees who commenced participation before August 14, 1984, the greater of (i) the foregoing benefit or (ii) 38.5% of average basic monthly compensation reduced by 1/15th for each year of service at retirement which is under 15 years of service. Average basic monthly compensation is determined by averaging compensation for the five consecutive plan years that will produce the highest amount.
     Benefits are paid in the form of a joint and survivor annuity for married participants and in the form of a ten-year certain single life annuity for unmarried participants, unless an actuarially equivalent payment option is selected. The preceding “Pension Plan Table” shows estimated annual retirement benefits, payable in the form of a ten-year certain single life annuity, at the normal retirement age of 65 for specified compensation and years of credited service classifications.
     The Internal Revenue Code limits annual benefits that may be paid under tax qualified plans. Benefits under the Retirement Plan which exceed such limitations are payable under the Excess Benefit Plan. The Excess Benefit Plan pays a monthly benefit to the participant equal to the amount by which monthly benefits under the Retirement Plan would exceed the Internal Revenue Code limitations.
     Annual compensation taken into account under the foregoing plans in 2005 for the officers listed in the Summary Compensation Table was $210,000 for Mr. Whitworth, $208,000 for Mr. Flanagan, $181,600 for Mr. Yacavone, $190,000 for Mr. Bromfield and $180,000 for Ms. Fortune. Pension amounts are not subject to reduction for Social Security benefits.
     Severance and Non-Competition Agreements
     The Company has Severance and Non-Competition Agreements with Jonathan P. Whitworth, Christopher J. Flanagan, Matthew J. Yacavone, Walter T. Bromfield and Rosalee R. Fortune. The terms of Mr. Whitworth’s agreement are for four years. The terms of Mr. Flanagan’s agreement are for three years and all of the other agreements are for two years and are automatically renewed for successive one-year periods unless the Company gives written notice of termination.
     Mr. Whitworth’s agreement provides for the payment of 12 months of base compensation if he is terminated without cause and an additional single cash payment equal to his base compensation in exchange for his agreement not to compete for 12 months. In the event of a termination immediately preceding or following a change of control of the Company, his agreement provides for a single sum payment equal to 1.99 times the base compensation and an additional single cash payment equal to his base compensation in exchange for his agreement not to compete for 12 months.
     Mr. Flanagan’s agreement provides for the payment of 12 months of base salary if he is terminated without cause and an additional 12 months of base salary in exchange for his agreement not to compete for 12 months. In the event of a termination immediately preceding or following a change of control of the Company, his agreement provides for a lump sum payment equal to 1.99 times the base salary and an additional single cash payment equal to his base salary in exchange for his agreement not to compete for 12 months.

     Mr. Yacavone’s agreement provides for the payment of 12 months of base salary if he is terminated without cause and in exchange for his agreement not to compete for 12 months. In the event of a change of control of the Company, Mr. Yacavone receives a single sum cash payment equal to 12 months of base salary offset by any payments made under the termination provision.
     Mr. Bromfield’s agreement provides for the payment of 12 months of base compensation if he is terminated without cause and an additional 12 months of base compensation in exchange for the agreement not to compete for 12 months. In the event of a termination immediately preceding or following a change of control of the Company, the agreement provides for an additional lump sum payment equal to 12 months of base compensation.
     Ms. Fortune’s agreement provides for the payment of 12 months of base salary if she is terminated without cause and in exchange for her agreement not to compete for 12 months. In the event of a change of control of the Company, Ms. Fortune receives a single sum cash payment equal to 12 months of base salary offset by any payments made under the termination provision.
     If any individual covered under the above agreements is terminated for cause, only such compensation as has already been accrued will be paid. In return for the compensation outlined above, each individual promises to hold in confidence confidential information about the Company and its business and not to compete with the Company for a year following termination through any connection with a customer or competitor of the Company in a defined geographical area in which the Company does business.
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
Compensation Committee Interlocks and Insider Participation
     During fiscal year 2005, the members of the Compensation Committee of Maritrans Inc.’s Board of Directors (the “Committee”) were responsible for approving all forms of executive compensation. Dr. Robert E. Boni, Dr. Craig E. Dorman and Mr. William A. Smith comprised the Committee until April 26, 2005. Effective April 27, 2005, Mr. Frederick C. Haab, Dr. Robert E. Boni, and Dr. Craig E. Dorman comprised the Committee. None of the Committee members received compensation as an executive officer of the Company during fiscal year 2005 and the Board has determined that each member is independent in accordance with the applicable NYSE and SEC guidelines.
Report of the Compensation Committee on Executive Compensation
I. Compensation Philosophy and Strategy
     Maritrans strives to increase its earnings and to enhance stockholder value by assuring an appropriate return on its assets and equity. Three elements of the business strategy critical to achieving growth in earnings are minimizing the financial risks and costs associated with a traditional marine transportation business, operating safely and positioning the Company as a long-term Jones Act carrier.
     The business environment in the core business continues to be intensely competitive and subject to many rigid environmental laws and operating regulations. Maritrans believes that to be successful under these conditions requires great ingenuity, continuous learning and personal dedication in its key employees. Therefore, it is critical that Maritrans’ total compensation program attracts and retains the highest caliber of people necessary to generate success for the Company and its stockholders.
     Maritrans’ philosophy for its executive compensation programs has been to reward the most relevant factors that drive the return to stockholders. The Board has identified the most important factor to be the achievement of long-term stockholder value.
     The Committee and management recognize the need to continuously review the Company’s executive compensation program to ensure that it:
•	is effective in driving performance to achieve long-term strategic goals;

•	results in increased stockholder value;

•	is cost effective;

•	balances stockholder interests with employee rewards;

•	is well communicated and understood by program participants; and

•	is competitive with other similar industry organizations.
     A review of the Company’s executive job documentation was performed by external consultants in February 2004 and was reviewed again for accuracy in February 2005. The focus of this study was to ensure that jobs had been properly documented and appropriately evaluated.
II. Program Description
A. Total Compensation Approach
     Maritrans’ compensation strategy is to place between one-quarter and one-half of executive officer total compensation opportunity at risk in the form of long-term incentives. Under this strategy, Maritrans’ executive officers can achieve total compensation levels significantly above the average peer comparison levels when long-term performance significantly exceeds established goals and stockholders are rewarded through stock price growth and dividends. Likewise, total executive officer compensation could fall substantially below average levels when targeted levels of stockholder return are not achieved. Base salaries are set to reflect the performance and experience of the incumbent, and are compared to the seventy-fifth percentile of published survey and proxy data. Total compensation opportunity is set at the seventy-fifth percentile, on average, and the actual award is based on the attainment of personal goals and goals for Company financial performance.
B. Base Salaries
     Executive officers base salaries are determined according to job responsibilities, strategic contribution level, market compensation data, and performance and experience criteria. In 2005, all eligible executive officers, except Mr. Whitworth, received a salary adjustment equivalent to other eligible employees. Mr. Whitworth’s compensation information is available in the “Summary Compensation Table” and is discussed in Section III, “Compensation of the Chief Executive Officer.”
C. Long-Term Incentives
     Compensation from the Company’s incentive plans is based on increasing stockholder value through stock price and improving the long-term results of the Company.
     The Committee believes that stock ownership by executive officers is important as it aligns a portion of each executive officer’s compensation with the economic interest of the stockholders of the Company. To stress the importance of linking executive officer and stockholder interests, the Committee adopted stock ownership requirements for executive officers in 2004. The Stock Ownership Requirements (SOR) are as follows: Chief Executive Officer — 3 times base salary; Chief Financial Officer — 2 times base salary; and Business Leaders — 2 times base salary. Until the executive officer meets the ownership requirement for their respective level, 100% of all restricted stock and stock option exercises must be retained (net of shares surrendered to pay the exercise price and/or tax withholding). Executive officers may reach their respective level over a multiple year period. The executive officer stock ownership consists of shares the executive officer purchased directly, shares received under the company’s equity compensation plan and shares obtained through the exercise of stock options (net of shares surrendered to pay the exercise price and/or tax withholding). Once the executive officer has met their SOR as an active employee, they must maintain stock ownership at this level but may sell shares in excess of the ownership requirement in accordance with the Company’s Insider Trading Policy. All named executives are eligible to participate in the stock award program.
     The Committee believes that actual and immediate stock ownership is an integral part of promoting the stockholder economic interest and tying executive compensation directly to the success of the Company. Accordingly, all eligible named executive officers received restricted stock grants in 2005. The shares were issued at a price equal to the fair market value of a share on the date the stock was granted. Restrictions on these shares lapse on the three-year anniversary of the grant. The grant of restricted stock is discretionary, based on the performance of the executive officer in the prior year. Because the Company and the Committee believe that restricted stock is a valuable incentive, restricted stock has, from time to time, also been awarded to other individuals employed by the Company.
     A long-term incentive cash plan was introduced in 2000, and the maximum stock-based incentive opportunity was reduced for executive officers. The three-year plan was tied to financial results in 2000, 2001 and 2002. Fifty percent of the earned cash award was paid to active participants during the fourth quarter of 2002 and the aggregate amount was $328,180. The remaining fifty percent due was paid to active participants during the first quarter of 2003 and the aggregate amount was $323,412. A new cycle for the long-term incentive cash plan was implemented in 2003. The three-year plan was tied to cumulative financial results for 2003, 2004 and 2005. Fifty percent of the earned cash award was paid to active participants during the fourth quarter of 2005 and the aggregate amount was $635,000. The remaining fifty percent due was paid to active participants during the first quarter of 2006 and the aggregate amount was $635,000. All named executives are participants in the Plan. Other select employees, upon approval of the Committee, also participate in this plan.
D. Other Incentives
     In November 2005, an Annual Incentive Plan was approved for executive employees to apply in 2006. The purpose of this plan is to enhance the ability of the Company to attract, reward and retain executive employees, to strengthen employee commitment to the Company’s success and to align employee interests with those of the Company’s stockholders by providing variable cash compensation based on the achievement of annual performance objectives. This plan replaced the Long-Term Cash Incentive Plan which was terminated at the end of 2005.
     In November 2005, as a result of the extraordinary performance of the Company during 2005, the Committee awarded each executive an extra-ordinary cash bonus. Fifty percent of this bonus was paid in November 2005 and the remaining 50% of the bonus was paid in March of 2006. The total aggregate amount of this bonus was $319,500.
III. Compensation of the Chief Executive Officer
     The salary, restricted stock, and cash long-term incentive of the Chief Executive Officer are determined by the Committee in conformance with the policies described above.
     Mr. Whitworth joined the Company as Chief Executive Officer on May 3, 2004 with an annual salary of $325,000. In addition, he was awarded a sign-on bonus of 75,000 shares of restricted stock which vests over five years. In 2005, Mr. Whitworth participated in the restricted stock and cash long-term incentive plans.
     The Committee believes its philosophy of placing a substantial portion of an executive officer’s compensation at risk, dependent upon the Company’s performance, was achieved during 2005.
IV. Internal Revenue Code Considerations
     Payments made during 2005 to the Chief Executive Officer and the other named officers under the plans discussed above (other than the Equity Compensation Plan) were made without regard to the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended. That section restricts the federal income tax deduction that may be claimed by a “public company” for compensation paid to the Chief Executive Officer and any of the four most highly compensated other officers to $1.0 million except to the extent that any amount in excess of such limit is paid pursuant to a plan containing a performance standard or a stock option plan that meets certain requirements. As noted above, the new Annual Incentive Plan is being submitted to stockholders and upon such approval will contain performance standards meeting the requirements of Section 162(m). Certain restricted stock grants to other named officers were made under an equity compensation plan that was approved by the Board of Directors but not the stockholders. While stock grants will not qualify for an exception under Section 162(m), the compensation of these officers, is unlikely to approach the deductible limit. Accordingly, the Committee does not believe that the provisions of Section 162(m) will have any adverse effect on the Company.

Respectfully Submitted,
Compensation Committee of the Maritrans Inc. Board of Directors
Frederick C. Haab, Chairman
Dr. Robert E. Boni
Dr. Craig E. Dorman
REPORT OF THE AUDIT COMMITTEE
     The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements included in the Annual Report with management including a discussion of the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of disclosure in the financial statements.
     The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgment as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards in accordance with Statement of Auditing Standards No. 61. In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).
     The Committee discussed with the Company’s independent auditors the overall scope and plans for their respective audits. The Committee met with the independent auditors to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.
     Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission. The Committee and the Board have also approved the selection of the Company’s independent auditors.
Respectfully Submitted,
Audit Committee of the Maritrans Inc. Board of Directors
Brent A. Stienecker, Chairman
Frederick C. Haab
William A. Smith

INDEPENDENT AUDITORS
     Ernst & Young LLP, independent auditors, were the Company’s auditors for the year ended December 31, 2005. The Audit Committee has reappointed Ernst & Young LLP to be the Company’s auditors in 2006. Ernst & Young LLP has advised the Company that neither the firm, nor any member of the firm has any relationship or interest in the Company that would cause Ernst & Young LLP to not be deemed independent.
     Fees for the 2005 and 2004 audits were as follows:

	2005	2004
Audit fees	$611,768	$697,854
Secondary offering fees	135,958	—
Audit related fees	—	31,740
Tax fees	88,541	78,750
All other fees	1,500	—

Total	$837,767	$808,344

     In the above table, “audit fees” are fees paid to Ernst & Young LLP for professional services for the audit of the Company’s consolidated financial statements included in Form 10-K, for the audit of the effectiveness of the Company’s internal control over financial reporting and management’s assessment and the reviews of financial statements included in the Form 10-Qs, services provided for filing the registration statement and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; “secondary offering fees” are fees related to the Company’s secondary offering in December 2005; “audit-related fees” are primarily fees for the performance of the audits of the Company’s Retirement Plan and Profit Sharing and Savings Plan financial statements; “tax fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees for any services not included in the first three categories and consist of access to Ernst & Young LLP’s research website.
     The Audit Committee reviews and approves the annual audit fee directly with Ernst & Young LLP. The Audit Committee has established a pre-approval process for all services to be provided to the Company by the independent auditors. The Committee approves specific services provided by Ernst & Young LLP the data on which the Company would obtain from Ernst & Young LLP. The Committee has required management to report the specific engagements to the Committee on a quarterly basis and to obtain specific pre-approval from the Committee. Pre-approval may be performed by the full Audit Committee or may be delegated to the Chairman of the Audit Committee with prompt notice given to the other members of the Committee. All fees incurred for 2005 services were approved by the Audit Committee.
     Representatives of Ernst & Young LLP are expected to be present at the Meeting and shall have the opportunity to make a statement and to respond to appropriate questions.

TOTAL STOCKHOLDER RETURN GRAPH
     The following chart shows a five-year comparison of cumulative total returns for the Company’s Common Stock during the period from December 31, 2000 to December 31, 2005 with the Dow Jones Equity Market Index and the Dow Jones Marine Transportation Index over the same period. The comparison assumes an investment of $100 on December 31, 2000 in each index and the Company’s Common Stock and that all dividends and distributions were reinvested.

As of	TUG	Base100	DOW	Base100	Transport	Base100
12/31/00	7.29	100.00	365.68	100.00	186.64	100.00	2000
12/31/01	10.70	146.82	321.97	88.05	191.18	102.43	2001
12/31/02	12.50	171.52	250.89	68.61	179.80	96.34	2002
12/31/03	15.96	218.92	328.03	89.70	273.48	146.53	2003
12/31/04	17.85	244.88	367.44	100.48	384.23	205.87	2004
12/31/05	26.02	356.93	390.68	106.84	421.90	226.05	2005

CERTAIN TRANSACTIONS
     For a description of severance and non-competition agreements with the executive officers of the Company see “Compensation of Directors and Executive Officers—Severance and Non-Competition Agreements.”
     Other
     Robert J. Lichtenstein, a director of the Company, is a partner in the law firm of Morgan, Lewis & Bockius LLP. The Company retained this firm for various matters during 2005 and expects to do so again during 2006.
OTHER MATTERS
     The Company’s management is not aware of any matters to come before the Meeting which will require the vote of stockholders other than those matters indicated in the Notice of Meeting and this Proxy Statement. However, if any other matter requiring stockholder action should properly come before the Meeting or any adjournments or postponements thereof, those persons named as proxies on the enclosed Proxy Form will vote thereon according to their best judgment.
STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING
     Proposals of stockholders proposed to be presented at the 2007 Annual Meeting of Stockholders must be received by the Company at the offices shown on the first page of the Proxy Statement on or before November 28, 2006, in order to be considered for inclusion in the proxy material to be issued in connection with such meeting. Proposals should be directed to the attention of the Secretary of the Company.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required to furnish the Company with copies of all such reports they file.
     Based solely on written representations of purchases and sales of the Company’s Common Stock from reporting persons, the Company believes that all filing requirements applicable to its directors, executive officers and persons who own more than 10% of the Company’s Common Stock have been observed in respect to the year ended December 31, 2005, with the exception of one officer, Norman D. Gauslow, who had one Form 4 filed two days late.

Appendix A
MARITRANS INC.
ANNUAL INCENTIVE PLAN
1. Purpose
     The purpose of the Maritrans Inc. Annual Incentive Plan (the “Plan”) is to enhance the ability of Maritrans Inc. (the “Company”) to attract, reward and retain employees, to strengthen employee commitment to the Company’s success and to align employee interests with those of the Company’s stockholders by providing variable compensation, based on the achievement of performance objectives. To this end, the Plan provides a means of annually rewarding participants based on the performance of the Company and its Business Units (as defined below) and, where appropriate, on a participant’s personal performance.
2. Definitions
     (a) “Award” shall mean the incentive award earned by a Participant under the Plan for any Performance Period.
     (b) “Base Salary” shall mean the Participant’s annual base salary rate in effect on May 1st of a Performance Period. Base Salary does not include Awards under this Plan or any other short-term or long-term incentive plan; imputed income from such programs as group-term life insurance; or non-recurring earnings, such as moving expenses, but is based on salary earnings before reductions for such items as deferrals under Company-sponsored deferred compensation plans, contributions under Code section 401(k) and contributions to flexible spending accounts under Code section 125.
     (c) “Board” shall mean the Maritrans Inc. Board of Directors, as constituted from time to time.
     (d) “Business Unit” shall mean a strategic business unit, central function, regional group or other unit of classification of the Company, as specified by the Committee or the CEO, as applicable.
     (e) “CEO” shall mean the Chief Executive Officer of the Company or the person to whom the CEO delegates any function required of the CEO under the Plan.
     (f) “Code” shall mean the Internal Revenue Code of 1986, as amended or any successor statute thereto.
     (g) “Committee” shall mean the Compensation Committee of the Board. The Committee shall consist of two or more persons appointed by the Board, all of whom shall be “outside directors” as defined under Code section 162(m) and related Treasury regulations. The Committee may delegate its responsibilities for administering the Plan to the CEO as it deems appropriate, except that it may not delegate its responsibilities under the Plan relating to Tier I Officers or its authority to amend or terminate the Plan.
     (h) “Company” shall mean Maritrans Inc., any successor corporation and each corporation which is a member of a controlled group of corporations (within the meaning of Code section 414(b)) of which Maritrans Inc. is a component member.
     (i) “Disabled” or “Disability” shall mean that a Participant is considered totally and permanently disabled for purposes of the Company’s long-term disability plan.
     (j) “Effective Date” shall mean January 1, 2006.
     (k) “Employee” shall mean an employee of the Company (including an officer or director who is also an employee), but excluding any individual (a) employed in a casual or temporary capacity (i.e., those hired for a specific job of limited duration), (b) whose terms of employment are governed by a collective bargaining agreement that does not provide for participation in this Plan, (c) characterized as a “leased employee” within the meaning of Code section 414, or (d) classified by the Company as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization of an individual by any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Committee determines otherwise.
     (l) “Executive” shall mean an officer, business leader or other Employee of the Company, who is designated as an Executive for purposes of the Plan by the Committee, upon the recommendation of the CEO.
     (m) “Participant” for any Performance Period, shall mean an Employee designated by the Committee to participate in the Plan.
     (n) “Performance Goals” for any Performance Period, shall mean:
          (i) For Target Awards designated as “qualified performance-based compensation” pursuant to Section 5, the Performance Goals of the Company or a Business Unit, as specified by the Committee, shall be based on one or more of the following objective criteria, either in absolute terms or in comparison to publicly available industry standards or indices: earnings, revenue, operating margins and statistics, operating or net cash flows, financial return and leverage ratios, total stockholder returns, market share, and safety statistics.
          (ii) For Target Awards not designated as “qualified performance-based compensation” pursuant to Section 5, the Performance Goals of the Company, a Business Unit and/or the Participant, as specified by the Committee, based on one or more of the criteria listed in (i) above and/or such other performance measures or goals, whether quantitative or qualitative, developed pursuant to the Company’s operating plan for the Performance Period.
          (iii) The Committee may also establish Performance Goals that relate to a Participant’s individual performance or a combination of a Participant’s individual performance and Company performance as the Committee deems appropriate.
          (iv) To the extent applicable, the Committee, in determining whether and to what extent a Performance Goal has been achieved, shall use the information set forth in the Company’s audited financial statements. The Performance Goals established by the Committee may be (but need not be) different each Performance Period and different Performance Goals may be applicable to different Participants.
          (v) The Performance Goals may be weighted in such manner as the Committee may allocate, as determined at the beginning of the Performance Period.
          (vi) The Performance Goals for each Performance Period, as determined by the Committee, are set forth in Attachment A.
     (o) “Performance Period” shall mean the fiscal year of the Company or any other period designated by the Committee with respect to which an Award may be earned.
     (p) “Plan” shall mean this Maritrans Inc. Annual Incentive Plan, as from time to time amended and in effect.
     (q) “Retirement” shall mean retirement from active employment or service with the Company at or after age 62.
     (r) “Target Award Percentage” shall mean the percentage of the Participant’s Base Salary that the Participant would earn as an Award for that Performance Period if the targeted level of performance was achieved for each of the Performance Goals set by the Committee for that Participant for the Performance Period. A Participant’s Target Award Percentage shall be determined by the Committee in its sole discretion based on the Participant’s responsibility level or the position or positions held during the Performance Period; provided, however, that if any Participant other than a Tier I Officer held more than one position during the Performance Period, then the Committee may designate different Target Award Percentages with respect to each position and the Award will be pro-rated to reflect (to the nearest semi-monthly increment) the period during which such Participant had each Target Award Percentage.
     (t) “Target Award” for any Participant with respect to any Performance Period, shall mean the dollar amount based on the Participant’s Target Award Percentage and Base Salary that the Participant would be eligible to earn as an Award for that Performance Period.
     (u) “Tier I Officer” shall mean the Chief Executive Officer of the Company and such other executive officers (within the meaning of the Securities Exchange Act of 1934, as amended) who are among the top six most highly compensated Employees of the Company as may be deemed Tier I Officers by the Committee as of the beginning of a Performance Period.
3. Eligibility
     Subject to the limitations contained in this Section 3, all Executives of the Company are eligible to participate in the Plan. The Committee shall determine, upon the recommendation of the CEO of the Company, each Executive of the Company who shall be eligible to participate in the Plan for each Performance Period, each Participant’s Target Award Percentage for that Performance Period and the Performance Goal or Goals (and how they are weighted, if applicable) for that Performance Period. In making its determinations, the Committee shall take into account the Company’s overall compensation policy, the Executive’s present and potential contribution to the success of the Company and such other factors as the Committee may in its sole discretion deem proper and relevant.
     To be eligible to receive an Award with respect to any Performance Period, an Employee must be actively employed by the Company on the date payment of the Award is made (except as provided in Section 8). Newly hired Employees shall be eligible to receive a prorated Award for a Performance Period provided that their date of hire occurs on or before September 30 or such other date as the Committee may specify.
     Employees shall participate in only one annual incentive plan for any specific period in time. An Employee may participate in this Plan and another plan sequentially during any Performance Period because of promotion or reassignment, provided that participation in each such plan is prorated to reflect (to the nearest semi-monthly increment) the period during which he or she participated in each plan.
4. Administration
     The administration of the Plan shall be consistent with the purpose and the terms of the Plan. The Plan shall be administered by the Committee. The Committee shall have full authority to establish the rules and regulations relating to the Plan, to interpret the Plan and those rules and regulations, to select Participants in the Plan, to determine each Participant’s Target Award Percentage, to approve all of the Awards, to decide the facts in any case arising under the Plan and to make all other determinations, including factual determinations, and to take all other actions necessary or appropriate for the proper administration of the Plan, including the delegation of such authority or power, where appropriate; provided, however, that only the Committee shall have authority to amend or terminate the Plan and the Committee shall not be authorized to increase the amount of the Award payable to a Tier I Officer that would otherwise be payable pursuant to the terms of the Plan. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.
     All Awards shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Award, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Award. Awards need not be uniform as among Participants. The Committee’s administration of the Plan, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Company and all employees of the Company, including, the Participants and their respective beneficiaries.

5. Determination of Awards
     (a) Setting Target Awards. As soon as practicable, but no later than the earlier of (i) 90 days after the beginning of the Performance Period or (ii) the date on which 25% of the Performance Period has been completed, or such other date as may be required or permitted under applicable regulations under Code section 162(m), the Committee shall determine the Employees who shall be Participants during that Performance Period and determine each Participant’s Target Award Percentage, each of which shall be set forth in the Committee’s minutes. The Committee may also specify, at the same time, Award percentages above or below the Target Award Percentage depending upon the level of achievement of the Performance Goals. The minutes shall set forth (A) the Participants during that Performance Period (which may be amended during the Performance Period for new Participants), (B) each Participant’s Target Award Percentage for that Performance Period and (C) the Performance Goal or Goals (and how they are weighted, if applicable,) for that Performance Period. The Company shall notify each Participant of the Participant’s Target Award Percentage and the applicable Performance Goals for the Performance Period.
     (b) Earning An Award. Generally, a Participant earns an Award for a Performance Period based on the level of achievement of the Performance Goals established by the Committee for that period. Except for Awards to Tier I Officers designated as “qualified performance-based compensation,” the amount of the Award may be increased above the Target Annual Percentage or other levels set under subsection (a), as specified by the Committee. An Award may also be reduced below the Target Award Percentage to the extent the level of achievement of the Performance Goals is below target, but at or above the minimum level for that Performance Period, as specified by the Committee at the time the Performance Goals are established or for other reasons specified by the Committee. A Participant will receive no Award if the level of achievement of all Performance Goals is below the minimum required to earn an Award for the applicable Performance Period, as specified by the Committee at the time the Performance Goals are established.
     (c) Eligibility Change During the Performance Period. The Committee shall have full power and authority to decide, in its sole discretion, that a prorated Award shall be paid to a Participant due to a change in the Participant’s job title or position during the Performance Period. Any such decision shall be final, conclusive and binding on the Company, Participants and any other persons having or claiming an interest hereunder.
     (d) Maximum Award Amount. The maximum Award payable to any Tier I Officer for any Performance Period shall not exceed $1,000,000.
     (e) Special Rules for Tier I Officers. Unless the Committee determines otherwise, the Target Awards of Tier I Officers shall be based on Performance Goals for each Performance Period that shall satisfy the requirements for “qualified performance-based compensation” under Code section 162(m), including the requirement that the achievement of the Performance Goals be substantially uncertain at the time they are established and that the Performance Goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the Performance Goals have been met. To the extent that an Award designated as “qualified performance-based compensation” under Code section 162(m) is made, no award may be made as an alternative to any other award that is not designated as “qualified performance-based compensation” but instead must be separate and apart from all other awards made. To the extent an Award is designated as “qualified performance-based compensation,” the Committee is authorized to reduce the Award payable to a Tier I Officer for any Performance Period based upon its assessment of personal performance or other factors, but not to increase the Award beyond the Target Award Percentage, or the percentage set under subsection (a) for that Tier I Officer. Any reduction of a Tier I Officer’s Target Award shall not result in an increase in any other Tier I Officer’s Target Award.
6. Changes to the Target
     Except with respect to Awards to Tier I Officers, the Committee may at any time prior to the final determination of Awards change the Target Award Percentage of any Participant or assign a different Target Award Percentage to a Participant to reflect any change in the Participant’s responsibility level or position during the course of the Performance Period.
     In addition, the Committee may, but only to the extent consistent with the requirements of Code section 162(m) permitting a federal income tax deduction for Awards if a Target Award is designated as “qualified performance-based compensation,” at any time prior to the financial determination of Awards, change the performance measures or Performance Goals to reflect a change in corporate capitalization, such as a stock split or stock dividend, or a corporate transaction, such as a merger, consolidation, separation, reorganization or partial or complete liquidation, or to equitably reflect the occurrence of any extraordinary event, any change in applicable accounting rules or principles, any change in the Company’s method of accounting, any change in applicable law, any change due to any merger, consolidation, acquisition, reorganization, stock split, stock dividend, combination of shares or other changes in the Company’s corporate structure or shares, or any other change of a similar nature.
7. Payment of Awards
     The Committee shall certify and announce the Awards that will be paid by the Company to each Participant as soon as practicable following the final determination of the Company’s financial results for the relevant Performance Period. Subject to the provisions of Section 8, payment of the Awards certified by the Committee shall normally be made, in a single lump sum cash payment on or before March 15 following the end of the Performance Period in which such Award was earned.
8. Limitations on Rights to Payment of Awards
     (a) Employment. No Participant shall have any right to receive payment of an Award under the Plan for a Performance Period unless the Participant is actively employed by the Company on the date payment of the Award is made; provided, however, that if a Participant’s employment with the Company terminates prior to the end of the Performance Period (including but not limited to termination on account of Retirement, Disability or death), the Committee may provide that the Participant shall remain eligible to receive a prorated portion of any earned Award, based on the number of days that the Participant was actively employed and performed services during such Performance Period in such circumstances as are deemed appropriate.
     (b) Leaves of Absence. If a Participant is on an authorized leave of absence during the Performance Period, the Committee shall have full power and authority to decide, in its sole discretion, that such Participant shall be eligible to receive a prorated portion of any Award that would have been earned, based on the number of days that the Participant was actively employed and performed services during such Performance Period. If payments are to be made under the Plan after a Participant’s death, such payments shall be made to the personal representative of the Participant’s estate.
     (c) Accelerated Payment. In no event will payment be made to a Tier I Officer or, unless the Committee determines otherwise, to any other Participant, with respect to an Award prior to the end of the Performance Period to which it relates.
9. Amendments
     The Committee may at any time amend (in whole or in part) this Plan; provided, however, that the Committee shall not amend the Plan without stockholder approval if such approval is required by Code section 162(m). No such amendment which adversely affects any Participant’s rights to or interest in an Award earned prior to the date of the amendment shall be effective unless the Participant shall have agreed thereto.
10. Termination
     The Committee may terminate this Plan (in whole or in part) at any time. In the case of such termination of the Plan, the following provisions of this Section 10 shall apply notwithstanding any other provisions of the Plan to the contrary:
     (a) Amount of Award. The Committee shall promulgate administrative rules applicable to Plan termination, pursuant to which each affected Participant (other than a Tier I Officer) shall receive, with respect to each Performance Period which has commenced on or prior to the effective date of the Plan termination (the “Termination Date”) and for which the Award has not yet been paid, the amount described in such rules and each Tier I Officer shall receive an amount equal to the amount the Award would have been had the Plan not been terminated (prorated for the Performance Period in which the Termination Date occurred), subject to reduction in the discretion of the Committee.

     (b) Time of Payment. Each Award payable under this Section 10 shall be paid as soon as practicable, but in no event later than 90 days after the Termination Date.
11. Miscellaneous Provisions
     (a) No Employment Right. This Plan is not a contract between the Company and the Employees or the Participants. Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any Employee or any Participant any right to be retained in the employ of the Company. The Company is under no obligation to continue the Plan. Nothing contained in the Plan shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board of Directors or committees thereof, to change the duties or the character of employment of any employee of the Company or to remove the individual from the employment of the Company at any time, all of which rights and powers are expressly reserved.
     (b) No Assignment. A Participant’s right and interest under the Plan may not be assigned or transferred, except as provided in Section 8 of the Plan, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company’s sole discretion, the Company’s obligation under the Plan to pay Awards with respect to the Participant.
     (c) Unfunded Plan. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of Awards.
     (d) Withholding Taxes. The Company shall have the right to deduct from Awards paid any taxes or other amounts required by law to be withheld.
     (e) Stockholder Approval. Notwithstanding any provision of the Plan to the contrary, Awards to Tier 1 Officers, if made, will be made contingent upon, and subject to, stockholder approval of the Plan at the April 2006 stockholders’ meeting.
     (f) Compliance with 162(m). It is the intent of the Company that the Plan and Awards under the Plan for Tier I Officers comply with the applicable provisions of Code section 162(m). To the extent that any legal requirement of Code section 162(m) as set forth in the Plan ceases to be required under Code section 162(m), that Plan provision shall cease to apply.
     (g) Governing Law. The validity, construction, interpretation and effect of the Plan shall exclusively be governed by and determined in accordance with the law of the State of Florida.

Item 1 — Election of the Directors
Item 2 — Approval of the Maritrans Inc. Annual Incentive Plan
Item 3 — Ratification of Ernst & Young LLP as Maritrans’ independent registered public accounting firm for fiscal year 2006

MARITRANS INC.
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL
MEETING ON APRIL 28, 2006.
     This proxy will be voted as specified by the stockholder. If no specification is made, all shares will be voted as set forth in the proxy statement FOR the election of the Directors, FOR the approval of the Maritrans Inc. Annual Incentive Plan and FOR the Ratification of Ernst & Young LLP as Maritrans’ independent registered public accounting firm for fiscal year 2006.
     The stockholder(s) represented herein appoint(s) Walter T. Bromfield and Judith M. Cortina, or any of them, proxies with the power of substitution to vote all shares of Common Stock entitled to be voted by said stockholder(s) at the Annual Meeting of Stockholders of Maritrans Inc. to be held at the Hotel DuPont, 11th and Market streets, Wilmington, Delaware 19801, on Friday, April 28, 2006 at 9:00 a.m. local time, and in any adjournment or postponement thereof, as specified in this proxy:
(Continued And To Be Signed On Reverse Side.)

ANNUAL MEETING OF STOCKHOLDERS OF
MARITRANS INC.
April 28, 2006
     Please date, sign and mail your proxy card in the envelope provided as soon as possible.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 1, “FOR” ITEM 2, AND “FOR” ITEM 3.
     PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE /X/
Item 1 — Election of the Directors:

Nominees:
/ / FOR ALL NOMINEES	Mr. William A. Smith	3 Year Term
/ / WITHHOLD AUTHORITY FOR ALL NOMINEES	Mr. Jonathan P. Whitworth	3 Year Term
/ / FOR ALL EXCEPT	Mr. Gary K. Wright	3 Year Term
(see instructions below)
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here /x/

Item 2 — Approval of the Maritrans Inc. Annual Incentive Plan	FOR / / AGAINST / / ABSTAIN / /

Item 3 — Ratification of Ernst & Young LLP as Maritrans’ independent registered public accounting firm for fiscal year 2006.
FOR / / AGAINST / / ABSTAIN / /
In their discretion, proxies are entitled to vote upon such other matters as may properly come before the meeting, or any adjournment thereof.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD
IN THE ENCLOSED ENVELOPE

I wish to attend the Annual Meeting of Maritrans, Inc.
Scheduled for Friday, April 28, 2006 at 9:00 a.m. in Wilmington, Delaware. Please provide me with an admittance card. / /

To change the address on your account, please check the box below and indicate your new address in the address space to the left. Please note that changes to the registered name(s) on the account may not be submitted via this method / /
Signature of Stockholder                                                             Date:

Signature of Stockholder                                                             Date:
NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.